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                                                                  EXHIBIT 10.15



                         WORLDPORT COMMUNICATIONS, INC.
                            1825 Barret Lakes Blvd.
                             Atlanta, Georgia 30144


                               December 31, 1998


Maroon Bells Capital Partners, Inc.
100 California Street, Suite 1160
San Francisco, CA  94111

Gentlemen:

         This letter confirms our agreement with respect to the termination of the Maroon Bells Capital Partners, Inc. Advisory Agreement for WorldPort Communications, Inc., dated March 7, 1997, as amended (the "Advisory Agreement").

         WorldPort Communications, Inc. ("WorldPort") and Maroon Bells Capital Partners, Inc. ("MBCP") hereby agree that all of the terms and agreements in the Advisory Agreement, other than the provisions in paragraphs VI and VII of the Advisory Agreement which shall survive, shall be terminated and of no further force and effect as of January 1, 1999. WorldPort and MBCP agree that all amounts due to MBCP pursuant to the Advisory Agreement, whether in the form of retainer, fees, expense reimbursement, or otherwise, aggregate not more than $2,865,914 and shall be fully satisfied by this agreement of WorldPort to deliver to MBCP, the following:

         (i) up to $214,000 in cash as payment for unpaid retainer payments and reimbursement of expenses incurred on behalf of WorldPort prior to the date hereof, all as supported by appropriate documentation, payable within ten days after WorldPort's receipt of $40 million of gross proceeds from equity financing on or after the date of this agreement;

         (ii) the assignment to MBCP or its assigns of all rights to principal and interest payments and other rights under (a) the Promissory Note of Paul A. Moore, dated June 1, 1998, in the original principal amount of $485,400, under which $518,314 (including accrued interest) is outstanding, and the Pledge Agreement related thereto, (b) the Promissory Note of Phillip S. Magiera, dated June 1, 1998, in the original principal amount of $532,100, under which $568,181 (including accrued interest) is outstanding, and the Pledge Agreement related thereto, and (c) the indebtedness of Theodore Swindells, dated June 1998, under which $535,425 (including accrued interest) is outstanding; and

         (iii) shares of non-participating preferred stock of WorldPort, which will carry one vote per share, have an aggregate liquidation value of $1,029,994 and be convertible into Common Stock of WorldPort at $ 3.25 per share, to be issued not later than January 25, 1999.
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         Except as set forth above, WorldPort has no further obligations to
MBCP under the Advisory Agreement.

         Please acknowledge that this letter accurately and fully reflects our agreement with respect to the Advisory Agreement by executing and delivering the enclosed copy of this letter.


                                    WORLDPORT COMMUNICATIONS, INC.



                                    By:
                                       ----------------------------------------


Agreed and Accepted:

MAROON BELLS CAPITAL PARTNERS, INC.



By:
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